Exhibit 10.1
Execution Version
SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of May 25, 2010, by and between Hanmi Financial Corporation, a Delaware corporation and registered bank holding company with its principal offices in Los Angeles, California (the “Company”), and Woori Finance Holdings Co. Ltd., a Korean corporation with its principal offices in Seoul, Korea (the “Purchaser”).
RECITALS
     WHEREAS, the Company is in the process of raising up to $330 million (the “Aggregate Offering Amount”) through: (i) a private placement to the Purchaser exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value US $0.001 per share (“Common Stock”), and (ii) a rights offering registered under the Securities Act with the Company’s existing stockholders (the “Rights Offering”) and a best efforts public offering (the “Subsequent Offering”); and
     WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 200,000,000 shares of Common Stock (including such number of additional shares of Common Stock which may be acquired by the Purchaser pursuant to Section 5.3 herein, if any, the “Shares”), representing a majority of the issued and outstanding shares of Common Stock (including any options, warrants and other securities or instruments convertible into common stock), on an as-converted and fully-diluted basis taking into account the Rights Offering and Subsequent Offering and assuming $120 million of Common Stock is issued in connection with the Rights Offering and Subsequent Offering.
     NOW, THEREFORE, IN CONSIDERATION of the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1.	Definitions. As used in this Agreement, the following capitalized terms shall have the following meaning:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock exchange or trading facility.
“Acquisition Proposal” has the meaning set forth in Section 5.1(d).

“Adverse Recommendation” has the meaning set forth in Section 5.1(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Benefit Plan” has the meaning set forth in Section 3.3(r)(i).

“BHC Act” means the U.S. Bank Holdings Company Act of 1956, as amended.

“Board” or “Board of Directors” shall mean the board of directors of the Company.

“Board Recommendation” has the meaning set forth in Section 4.1(c).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the state of California or Seoul, Korea are authorized or required by law or executive order to close.

“CDFI” has the meaning set forth in Section 3.3(b)(ii).

“CDI” means the California Department of Insurance.

“CERCLA” has the meaning set forth in Section 3.3(y).

“Closing” has the meaning set forth in Section (a).

“Closing Date” has the meaning set forth in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company” has the meaning ascribed to such term in the Preamble.

“Company Counsel” means Manatt, Phelps & Phillips, LLP.

“Company Deliverables” has the meaning set forth in Section (a).

“Company Financial Statements” has the meaning set forth in Section 3.3(i).

“Company Significant Subsidiary” has the meaning set forth in Section 3.3(b).

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Company Significant Subsidiaries, after reasonable due inquiry, which, for the avoidance of doubt, shall include executive officers of the Company and Hanmi Bank.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” or “under common control with”) when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CRA” means the Community Reinvestment Act of 1977 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Dispute” has the meaning set forth in Section 8.9.

“Environmental Laws” mean any applicable local, state or federal statutes, regulations, ordinances or common laws for the protection of human health, safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., and Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“ERISA” has the meaning set forth in Section 3.3(r)(i).

“ERISA Affiliate” has the meaning set forth in Section 3.3(r)(ii).

“Evaluation Date” has the meaning set forth in Section 3.3(j).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“FRB” has the meaning set forth in Section 4.1(a).

“FDIC” has the meaning set forth in Section 3.3(b)(ii).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entities” or “Governmental Entity” means any governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations.

“Hazardous Substances” means pollutants, contaminants, dangerous goods, hazardous or toxic substances, chemicals, hazardous microorganisms, radioactive materials, petroleum, petroleum products and any other materials regulated under Environmental Laws.

“ICC” has the meaning set forth in Section 8.9.

“Information” has the meaning set forth in Section 4.2(a).

“Initial Shares” has the meaning set forth in Section 2.1(a).

“Intellectual Property” has the meaning set forth in Section 3.3(z).

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, hypothecation, charge, security interest, right of first refusal, right of first offer, preemptive right or other restrictions of any kind.

“Losses” has the meaning set forth in Section 5.10(a).

“Material Adverse Effect” means any event, fact, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with any other event, fact, circumstance or occurrence, results or would reasonably be expected to result in a material adverse change in or a material adverse effect over a commercially reasonable period on the (i) financial condition, results of operations, business, operations, business assets or regulatory status of the Company and its Subsidiaries, taken as a whole; (ii) legality, validity or enforceability of this Agreement, or (iii) ability on the part of the Company or the Purchaser to consummate the transactions contemplated by this Agreement and to perform in any material respect its obligations under this Agreement within the time frames provided for in this Agreement, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (A) effects resulting from or relating to the announcement or disclosure of the sale of the Shares or other transactions contemplated by this Agreement, (B) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement, (C) changes in the generally accepted accounting principles or regulatory accounting principles generally applicable to banks or their bank holding companies in the United States or Korea, as the case may be, (D) changes in applicable laws, rules and regulations or interpretations thereof by any Governmental

Entity, except for such changes which would reasonably be expected to have the effect of making illegal the consummation of the transactions contemplated hereby, (E) general changes in global or national economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, equity markets, commodity prices, currency exchange rates, bank failure rates, sovereign debt defaults, capital market conditions or real estate price appreciation/depreciation trends, or in the industries in which the Company and its subsidiaries operate, other than significant, sustained, reasonably unanticipated and materially adverse changes in economic conditions in the United States or Korea, which changes would reasonably be expected to have the effect of making commercially impractical consummation of the transactions contemplated hereby, (F) changes in global or national political conditions, including the outbreak or escalation of war, acts of terrorism or civil unrest, other than significant, sustained, reasonably unanticipated and materially adverse changes in such conditions in the United States or Korea, which changes would reasonably be expected to have the effect of making commercially impractical consummation of the transactions contemplated hereby, (G) the entering into by the Company or any of its Subsidiaries or the continuation (on substantially the same or similar terms) of any Regulatory Agreement and any future classifications, guidance, directives or other supervisory actions (which are reasonably foreseeable based on the current arrangements or agreements) that are related to the Company’s or any of its Subsidiaries’ financial condition as of the date of this Agreement, in and of itself, (H) any failure by the Company to meet any public estimates (disclosed to the public in compliance with applicable laws and consistent with past practice) or expectations or analysts estimates or expectations of the Company’s financial condition, results of operations or other measures of financial performance for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its financial condition, results of operations, or other measures of financial performance, (I) the results of operations and cash flow for the period ended, and changes in the financial condition and shareholders equity of the Company at, June 30, 2010 and (J) any legal proceedings (other than a permanent injunction or order that prohibits the consummation of the transactions contemplated hereby) made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of this Agreement or any of the transaction contemplated hereby.
“Material Contract” means any contract of the Company that was filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K.

“Material Permits” has the meaning set forth in Section 3.3(w).

“Option Purchase Price” has the meaning set forth in Section 2.1(a).

“Option Shares” has the meaning set forth in Section 2.1(a).

“Other Investors” has the meaning set forth in Section 5.3.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Permitted Liens” means (i) liens for Taxes and other governmental charges and assessments arising in the ordinary course that are not yet due and payable, (ii) liens of landlords, carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other liens or imperfections on property that are, individually or in the aggregate, (A) not material in amount or (B) do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Per Share Price” has the meaning set forth in Section 2.1.

“Person” means an individual, corporation, association, partnership, limited liability company, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Principal Trading Market” means the exchange on which the Common Stock is primarily listed on or quoted for trading, which, as of the date of this Agreement and the Closing Date, shall mean the NASDAQ Stock Market.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section (b).

“Purchaser Nominees” has the meaning set forth in Section 5.2.

“Purchaser Party” has the meaning set forth in Section 5.10(a).

“Registration Rights Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Regulatory Agreement” has the meaning set forth in Section 3.3(s).

“Regulatory Approvals” has the meaning set forth in Section 4.1(a).

“Reg S” has the meaning set forth in Section 3.4(k).

“Representatives” has the meaning set forth in Section 5.1(a).

“Resigning Directors” has the meaning set forth in Section 5.2.

“Rights Offering” has the meaning set forth in the Recitals.

“Rules” has the meaning set forth in Section 8.9.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Secretary’s Certificate” has the meaning set forth in Section (a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Stockholders Proposals” has the meaning set forth in Section 4.1(b).

“Subsequent Offering” has the meaning set forth in the Recitals.

“Subsidiary” means those entities identified on Schedule 3.3(b).

“Tax” or “Taxes” has the meaning set forth in Section 3.1(l).

“Transfer Agent” means Computershare Limited, or any successor transfer agent for the Company.

“Unlawful Gains” has the meaning set forth in Section 3.1(q).
ARTICLE II
PURCHASE AND SALE
2.1.	Closing.
(a)	[Purchase Price. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to subscribe and purchase from the Company 175,000,000 shares of common stock (the “Initial Shares”), free and clear of all Liens (other than the restrictions provided for in Section 5.6(a)), for an aggregate purchase price (the “Purchase Price”) of US $210 million, at a per Share price equal to US $1.20 per Share (the “Per Share Price”). In the event the Purchaser exercises its option pursuant to Section 5.3 prior to or at Closing, the Purchaser shall receive an additional 25,000,000 shares of common stock (the “Option Shares”), free and clear or all Liens (other than the restrictions provided for in Section 5.6(a)) for an additional consideration of US $30 million (the “Option Purchase Price”) at the Per Share Price.

(b)	Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California 90064, at 10:00 am (Los Angeles time) within ten (10) Business Days after the satisfaction or waiver, by the party entitled to grant such waiver (subject to applicable law), of the conditions set forth in Article VI hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date, time and place as the parties may mutually agree (the “Closing Date”).
2.2.	Closing Deliveries.
(a)	On or prior to the Closing Date, the Company shall issue, deliver or cause to be delivered to the Purchaser the following (the “Company Deliverables”):
(i)	this Agreement, duly executed by the Company;

(ii)	one or more certificates (as requested by Purchaser) evidencing the Initial Shares and, if applicable, the Option Shares, in each case free and clear of all Liens (other than the restrictive legends as provided in Section 5.6(a), issued in the name of the Purchaser or its Affiliate(s);

(iii)	a registration rights agreement in form and substance reasonably satisfactory to the Company and the Purchaser (the “Registration Rights Agreement”) duly executed by the Company;

(iv)	a legal opinion of Company Counsel, dated as of the Closing Date, which shall include, among other things, an opinion regarding the exemption of the Transaction from the registration requirements under the Securities Act, in substantially the form and substance reasonably satisfactory to the Company;

(v)	a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Shares, and (b) certifying as to the incumbency of certain officers of the Company, in substantially the form attached hereto as Exhibit A;

(vi)	the Compliance Certificate referred to in Section 6.1(h) hereof;

(vii)	a certificate of good standing for each of the Company and its Subsidiaries issued by the Secretary of State (or comparable office) of the jurisdiction of its incorporation, CDFI and/or CDI, as appropriate, as of a date within five (5) Business Days of the Closing Date;

(viii)	resignation letters in form and substance reasonably satisfactory to the Company and the Purchaser from the Resigning Directors; and

(ix)	non-solicitation agreements in form and substance reasonably satisfactory to the Purchaser executed by the Resigning Directors.
(b)	On or prior to the Closing Date the Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):
(i)	this Agreement, duly executed by the Purchaser;

(ii)	the Registration Rights Agreement, duly executed by the Purchaser;

(iii)	a duly executed officer’s certificate in the form set forth in Exhibit B hereto; and

(iv)	the Purchase Price and, if applicable, the Option Purchase Price, in U.S. dollars and in immediately available funds, by wire transfer to the account designated by the Company as set forth below:

Bank: Address: Account Name: Account Number: Routing Number:
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1.	Disclosure Schedules. On or prior to the date of this Agreement, each of the Company and the Purchaser delivered to the other a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.3 with respect to the Company, or in Section 3.4 with respect to the Purchaser; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed to be an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Purchaser, as applicable.

3.2.	Previously Disclosed. “Previously Disclosed” with regard to (1) any party means information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which, on its face is reasonably apparent to a reader that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision and (2) the Company, includes information publicly disclosed by the Company in the SEC Reports filed by it with or furnished to the SEC and publicly available on or prior to the Closing Date (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are predictive or forward-looking in nature).
3.3.	Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to the Purchaser that:
(a)	Organization and Qualification.
(i)	Each of the Company and its Subsidiaries is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in material violation of any of the provisions of its respective certificate or articles of incorporation or bylaws or other similar organizational documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

(ii)	The Company (i) is duly registered as a bank holding company under the BHC Act; (ii) has duly elected to be treated as a “financial holding company” thereunder; and (iii) is allowed to exercise all powers of a “financial holding company” thereunder. The Company has furnished or made available to the Purchaser true, correct and complete copies of each of the Company’s and its Subsidiaries’ certificate or articles of incorporation and bylaws or other similar organizational documents, as amended through the date of this Agreement.
(b)	Subsidiaries.
(i)	The Company has no direct or indirect Subsidiaries other than those subsidiaries listed on Schedule 3.3(b) and has indicated therein which Subsidiaries would constitute a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Company Significant Subsidiary”). The Company owns, directly or indirectly, all of the capital stock of each Company Significant Subsidiary, free and clear of any and all Liens (other than Permitted

Liens), and all the issued and outstanding shares of capital stock of each Company Significant Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character whatsoever providing for the purchase or issuance of any Company Significant Subsidiary’s capital stock or any securities representing the right to purchase or otherwise receive any shares of such Company Significant Subsidiary’s capital stock.
(ii)	Except in respect of the Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Hanmi Bank, the Company’s principal subsidiary, is (A) duly organized and validly existing as a banking institution chartered by the State of California, (B) in good standing with the Department of Financial Institutions of the State of California (“CDFI”), (C) a member bank of the Federal Reserve System and (D) its deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(c)	Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including, but not limited to, the issuance, sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith other than in connection with the Regulatory Approvals and the Stockholder Proposals. This Agreement upon delivery will have been duly and validly executed by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, will constitute (when delivered in accordance with the terms hereof) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or law).

(d)	No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance, sale and delivery of the Shares) do not and will not (i) subject to the approval of the Stockholders Proposals, conflict with or violate any provisions of the Company’s or any Company Significant Subsidiary’s certificate or articles of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Company; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any note, bond, mortgage indenture deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Company Significant Subsidiaries is subject; or (iii) subject to Section 3.1(e) below, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no stockholders agreements, voting agreements or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s stockholders.

(e)	Filings, Consents and Approvals. Neither the Company nor any of the Company Significant Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of this Agreement (including, without limitation, the issuance, sale and delivery of the Shares).

(f)	Issuance of the Shares. As of the Closing the Shares will be duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens, other than the restrictions on transfer provided for in Section 5.6(a) hereof, and shall not be subject to preemptive or similar rights. The Shares will be issued in compliance with all applicable federal and state securities laws.

(g)	Capitalization The authorized capital stock of the Company consists of two hundred ten million (210,000,000) shares, of which two hundred million (200,000,000) shares are Common Stock, with par value of $.001 per share, and ten million (10,000,000) of which are Preferred Stock, with par value of $.001 per share, issuable in one or more series as of the date hereof. As of the close of business on May 19, 2010 there were 51,182,390 issued and outstanding shares of Common Stock and no issued and outstanding shares of Preferred Stock. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. (i) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, other than those issued or granted pursuant to equity or incentive plans or arrangements described in the SEC Reports; (ii) there are no material outstanding debt securities, notes or other instruments evidencing indebtedness of the Company or by which the Company is bound carrying the right to vote on any matters on which the stockholders of the Company may vote; (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act; (iv) there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
(h)	SEC Reports; Disclosure Materials. Since December 31, 2007, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” and together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”), on a timely basis or has received a valid extension of such time of filing and has filed such SEC Reports prior to the expiration of such extension. As of their respective filing dates, or, to the extent corrected by a subsequent amendment or restatement, the time of filing of such subsequent amendment or restatement, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and, except as corrected by subsequent filings, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
(i)	Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and 2008 and related consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 2009, together with the notes thereto, certified by KPMG LLP and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC and as the same may have been amended prior to the date hereof (the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries; (ii) complied as to form, as of the date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with GAAP applied on a consistent basis; and (iv) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and Subsidiaries for the periods stated therein.

(j)	Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no material changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.

(k)	Accounting Controls. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;

(iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.
(l)	Taxes. (A)(i) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has timely filed all federal, state, county, local and foreign Tax returns, including all information returns, required to be filed by it and all such Tax returns are true, complete and correct in all respects, and were prepared in compliance with all applicable laws and regulations, and timely paid all Taxes owed by it and no Tax owed by it or assessment received by it are delinquent; (ii) neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver; (iii) neither the Company nor any Subsidiary is a party to any pending action or proceeding, nor to the Company’s Knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have a Material Adverse Effect on the Company and no issue (including in connection with tax refunds claimed for the carry back of taxable losses or otherwise) has been raised, or to the Company’s Knowledge expected to be raised, by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of the Company or any Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for (other than those issues that would not be reasonably expected to have a Material Adverse Effect on the Company); (iv) except as would not be reasonably expected to have a Material Adverse Effect on the Company, each of the Company and the Subsidiaries has withheld and timely paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties; (v) neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Subsidiary. Neither the Company nor any Subsidiary has entered into any “reportable transaction” within the meaning of Treasury

Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law; (vi) neither the Company nor any Subsidiary has liability for the Taxes of any person other than the Company or any Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law); (vii) there are no tax liens on any assets of the Company or any Subsidiary; (viii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (ix) to the Company’s Knowledge, neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (x) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xi) neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company tax or similar tax; and (xii) the Company and the Subsidiaries have never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(B) (i) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (ii) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; and (iv) none of the Company or Subsidiaries are “loss corporations” within the meaning of section 382 of the Code.

(C) (i) Schedule 3.3(l) lists all income, franchise and similar Tax returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31,2009, indicates the most recent income, franchise or similar Tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Returns that currently are the subject of audit; (ii) the Company has made available to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31,2009; and (iii) the Company has delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary.

For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem stamp, transfer, gains or value added; license, registration and documentation fees, and customs’ duties, tariffs, and similar charges.
(m)	Material Changes. Since December 31, 2009 (i) there have not been any Effect that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (ii) the Company has not incurred any material liabilities or material obligations of any nature (absolute, accrued, contingent or otherwise) other than (A) accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected or reserved against in the Company Financial Statements in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC; (iii) the Company has not materially altered its method of accounting or the manner in which it keeps its accounting books and records (excluding changes required by GAAP or regulatory accounting principles applicable to banks or bank holding companies); (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company); (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option plans; and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Company Significant Subsidiaries is bound or subject.

(n)	Material Contracts. Except for the Material Contracts and except for this Agreement and the Registration Rights Agreement, the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act. Neither the Company nor any of its Subsidiaries is in material default under or in material violation of, nor to the Company’s Knowledge, has received written notice of termination or default under any Material Contract.

(o)	Litigation. There is no Action pending, or, to the Company’s Knowledge, threatened against the Company or any Company Significant Subsidiary, nor is the Company or any Company Significant Subsidiary subject to any order, judgment on decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. There is no Action pending, or, to the Company’s Knowledge, threatened which adversely affects or challenges the legality, validity or enforceability of this Agreement or the issuance of Shares hereunder. Neither the Company nor any Company Significant Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(p)	Employment Matters. (i) No material labor dispute exists or, to the Company’s Knowledge, has been threatened in writing with respect to any of the employees of the Company or its Subsidiaries. None of the Company’s or any of its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or relevant Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or a Subsidiary of the Company has notified the Company or such Subsidiary, as the case may be, that such officer intends to leave the Company or such Subsidiary, as the case may be, or otherwise terminate such officer’s employment with the Company or such Subsidiary, as the case may be. To the Company’s Knowledge, no executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement. To the Company’s Knowledge, each of the Company and its Subsidiaries is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not in the reasonable judgment of the Company be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) There is no (a) employment-related lawsuit, action, proceeding, or claim pending or threatened against the Company nor (b) pending internal investigation of any complaints of employment law violations by the Company.

(iii) Each Person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor.

(q)	Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (which default or violation has not been waived); (ii) is in violation of any order of which the Company or any Company Significant Subsidiary has been made aware in writing by any court, arbitrator or governmental body having jurisdiction over the Company or any of its Subsidiaries or its properties or assets; or (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, neither the Company nor any of its Subsidiaries’ respective business or properties has been placed under any material restriction by a Governmental Entity and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notification or communication from any Governmental Entity that an investigation of the Company or any of its Subsidiaries by such Governmental Entity is pending or threatened.
(r)	Company Benefit Plans.
(i)	“Benefit Plan” means all material employee benefit plans, program, agreements, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or other service provider of or to the Company or any Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, medical, life or other insurance, cafeteria, profit-sharing, savings, consulting or fringe benefit plan, program, agreement or policy.

(ii)	Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and all other laws and regulations applicable to such Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability under Section 412, 430, 431, or 432 of the Code, or Section 302, 303, 304 or 305 or Title IV of ERISA, that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under any such Sections or Title. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(iii)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in or is a precondition to (A) any payment or benefit (including severance, unemployment compensation, “parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Subsidiary from the Company or any Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, change in control agreements, (B) any increase in payments or benefits otherwise payable under any Benefit Plan, (C) any acceleration of the time of payment or vesting of any such payments or benefits, (D) the funding or increase in the funding of any such payments or benefits, or (E) any limitation on the right of the Company or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(iv)	Except as would not reasonably be expected to have a Material Adverse Effect on the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against and there are no judgments, decrees, injunctions, rules or orders outstanding against (A) the Benefit Plans, (B) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (C) the assets of any of the trusts under any of the Benefit Plans. There are no pending or, to the Company’s Knowledge, threatened audits or investigations by any Governmental Entity involving any Benefit Plan. All contributions required to have been made under the terms of any Benefit Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Financial Statements.

(v)	Each of the Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and a favorable determination or opinion letter to that effect has been issued by the IRS with respect to each such Benefit Plan, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Benefit Plan under Section 401(a) of the Code or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan. Each of the Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements in all material respects.

(vi)	No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to the Company or any Subsidiary (including pursuant to this Agreement or any other Transaction Documents) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

(vii)	Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Benefit Plan). None of the transactions contemplated by this Agreement or any other Transaction Document will constitute or result in a violation of Section 409A of the Code.
(s)	Regulatory Agreement. Except as set forth on Schedule 3.3(s) (each, a “Regulatory Agreement”), the Company or the Company Significant Subsidiary (i) has not received, consented to, or entered into any notice, communication, memorandum, agreement or order of any applicable Governmental Entity directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company and (ii) is not aware of any basis for any unresolved violation of any applicable Governmental Entity with respect to any Regulatory Agreement which if resolved in a manner adverse to the Company could have a Material Adverse Effect.

(t)	CRA Compliance. Each of the Company and each Company Significant Subsidiary, as applicable, is in compliance, in all material respects, with the applicable provisions of the CRA, and, as of the date of this Agreement, the Company has received a CRA rating of “satisfactory” or better from the applicable Governmental Entity. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances that would cause the

Company to fail to comply with such provisions in a manner that could reasonably be expected to have a Material Adverse Effect.
(u)	Loan Loss Reserves. Each of the reserve and allowances for possible loan losses and the carrying value for real estate owned which are shown on the financial statements of the Company included in the SEC Reports has been established in conformity with all applicable requirements, rules and policies of applicable Governmental Entities and complies with GAAP applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such financial statements.

(v)	Compliance with Capital Adequacy Guidelines. To the Company’s Knowledge, upon the consummation of the transactions contemplated by this Agreement, the Company and the Company Significant Subsidiaries will have sufficient regulatory capital to meet all applicable regulatory capital guidelines of all applicable Governmental Entities applicable to the Company as of the date of the Closing.

(w)	Regulatory Permits. Each of the Company and the Company Significant Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate Governmental Entities necessary to conduct its business as currently conducted, except where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, a Material Adverse Effect (“Material Permits”), and neither the Company nor any of the Company Significant Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits and (ii) to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation or material adverse modifications of any Material Permits.

(x)	Title to Assets. The Company and the Company Significant Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and the Company Significant Subsidiaries, taken as whole, in each case free and clear of all Liens (other than Permitted Liens) except such as do not materially affect the value of such property or do not materially interfere with the use made of such property by the Company and any of its Company Significant Subsidiaries. Any real property and facilities held under lease by the Company and any of the Company Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere in a material manner with the use made of such property and buildings by the Company and the Company Significant Subsidiaries.

(y)	Environmental Liability.
(i)	There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or any Subsidiary, any liability relating to Environmental Laws or the presence or release of Hazardous Substances, pending against the Company or any Subsidiary, or, to the Company’s Knowledge, threatened in writing against the Company or any Subsidiary, the result of which would reasonably be expected to have a Material Adverse Effect on the Company and, to the Company’s Knowledge, neither the Company nor any Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing such liability.

(ii)	The Company and the Company Significant Subsidiaries, all real property owned or operated by them, are now and have been in the past in continuous compliance with all Environmental Laws, except for noncompliance that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company

(iii)	There are no Hazardous Substances at any real property owned or operated by the Company or the Company Significant Subsidiaries and there are no Hazardous Substances for which the Company or the Company Significant Subsidiaries may be liable, in locations and amounts that violate Environmental Laws or that exceed the applicable remediation standards and criteria established pursuant to Environmental Laws, except for Hazardous Substances that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

(iv)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in any requirement under Environmental Laws for any obligation to, notice to or consent of, any governmental authority or third parties, related to the presence of Hazardous Substances at any real properties.
(z)	Intellectual Property.
(i)	Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and each of the Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all material Intellectual Property to the conduct of its business as currently conducted.

(ii)	The use of any Intellectual Property by the Company and Subsidiaries does not, to the Company’s Knowledge, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, except for such infringement or violation as would not reasonably be expected to result in a Material Adverse Effect.

(iii)	To the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries.

(iv)	To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notice of any pending material claim with respect to any material Intellectual Property used by the Company or any of its Subsidiaries and no such material claim has been threatened.

(v)	To the Company’s Knowledge, no Intellectual Property owned or licensed by the Company or any its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, except for abandonment, cancellation or unenforceability as would not reasonably be expected to result in a Material Adverse Effect.
For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information reduced to writing and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(aa)	Insurance. The Company and each of the Company Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be commercially reasonable in the businesses and locations in which the Company and the Company Significant Subsidiaries are engaged. To the Company’s Knowledge, the Company and its Company Significant Subsidiary will be able to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(bb)	Transactions With Affiliates and Employees. None of the officers or directors of the Company or the Company Significant Subsidiaries is presently a party to any transaction with the Company or a Company Significant Subsidiary or to a presently contemplated transaction (other than for services as officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(cc)	Brokers and Finders. Neither the Company nor any Company Significant Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted, directly or indirectly, for the Company or any Company Significant Subsidiary, in connection with the transactions contemplated by this Agreement.

(dd)	Offering of Shares. Neither the Company nor any person acting on its behalf has taken any action (in connection with any offering of any securities of the Company (including the Rights Offering and the Subsequent Offering) under circumstances which would require the integration of such offering with the offering of any of the Shares to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder), which would subject the offering, issuance or sale of any of the Shares to the registration requirements of the Securities Act.

(ee)	Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any written notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from the Principal Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Trading Market. The Company’s Common Stock is listed on the Principal Trading Market, and to the Company’s Knowledge, the Company and

its Common Stock meet the criteria for continued listing and trading on the Principal Trading Market.
(ff)	Investment Company. Neither the Company nor any of the Company Significant Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(gg)	No General Solicitation. Neither the Company nor any of its Affiliates nor any person acting on its or their behalf, has engaged or will engage, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(hh)	No Directed Selling Efforts. Neither the Company nor any of its Affiliates nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts,” as such term is defined in the Reg S, with respect to the Shares.

(ii)	Books and Records. The books of account, minute books, stock record books and other records of the Company and the Company Significant Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act.
3.4.	Representations and Warranties of the Purchaser. Except as Previously Disclosed, the Purchaser hereby represents and warrants as of the date hereof and as of Closing Date (except in each case to the extent made only as of a specified date, in which case as of such date) to the Company as follows:
(a)	Organization; Authority. The Purchaser is duly organized and validly existing under the laws of Korea, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on Purchaser, with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, no further corporate action is required by the Purchaser in connection therewith other than in connection with the Regulatory Approvals. This Agreement upon delivery will have been duly and validly executed by the Purchaser, and, assuming due authorization, execution and delivery of the Agreement by the Company, will constitute (when delivered in accordance with the terms hereof) the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws relating to, or affecting creditors’ generally or by general equitable principles (whether applied in law or equity).
(b)	No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (including, without limitation, the issuance, sale and delivery of the Shares) do not and will not (i) subject to the approval of the Stockholders Proposals, conflict with or violate any provisions of the Purchaser’s certificate or articles of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Purchaser; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Purchaser or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any note, bond, mortgage indenture deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is subject; or (iii) subject to Section 3.4(e) below, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except in the case of clauses (ii) and (iii) such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no stockholders agreements, voting agreements or other similar arrangements with respect to the Purchaser’s capital stock to which the Purchaser is a party or, to the Purchaser’s Knowledge, between or among any of the Purchaser’s stockholders.

(c)	Investment Intent. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. The Purchaser (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Share to any Person; (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type and that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision; and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d)	Ownership. As of the date of this Agreement, the Purchaser is not the owner of record or the beneficial owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock or any other equity or equity-linked security of the Company or any of its Subsidiaries.

(e)	Knowledge as to Conditions. As of the date of this Agreement, the Purchaser has no actual knowledge of any reason why the Regulatory Approvals should not be obtained. Without limiting the scope of the foregoing, Purchaser’s U.S. controlled insured depository institutions are currently considered by their applicable regulatory authorities to be no less than in satisfactory compliance with the Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundry Legislation, and the rules and regulations issued thereunder, and upon consummation of the sale of the Shares and thereafter, the Company’s Significant Subsidiaries will not be subject to risk of cross guarantee liability under §5(e) of the Federal Deposit Insurance Act (12 U.S.C. §1815(e)) with Woori America Bank or any other insured depository institutions in the United States controlled by the Purchaser.

(f)	Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with the transactions contemplated hereby.

(g)	Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement, and the Purchaser confirms that it has not relied on the advice of any other person’s business and/or legal counsel in making such decision. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company by the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its decision to purchase the Shares.

(h)	No Reliance. The Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, the Company, Cappello Capital Corp. or IWL Partners except for the statements, representations and warranties contained in this Agreement. Furthermore, the Purchaser acknowledges and agrees that neither Cappello Capital Corp. nor IWL Partners has performed any due diligence review on behalf of the Purchaser. The Purchaser understands and agrees that any budgets, plans, forecasts and other forward-looking information with respect to the Company and the Company Significant Subsidiaries that it has reviewed are preliminary, may be incomplete and may prove to be inaccurate and the Purchaser should not base any investment decision with respect to the Shares on such information.

(i)	Access to Information. The Purchaser acknowledges that it has had the opportunity to review information relating to the Company and the Company Significant Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Company Significant Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its decision to purchase the Shares and thereby invest in the Company; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary and appropriate to make a reasonably informed decision with respect to its acquisition of the Shares.

(j)	No Concerted Action. The Purchaser is not acting in concert with, or deemed to be acting in concert (pursuant to Federal Reserve regulations) with any other person or entity in connection with the transactions contemplated by this Agreement and in furtherance thereof:
(1)	The Purchaser is not a party to any agreement, contract, understanding, relationship or other arrangement, whether written or otherwise, regarding the acquisition, voting or transfer of control of the Common Stock.

(2)	The Purchaser has not made, and does not propose to make a joint filing under Section 13 or 14 of the Exchange Act with respect to the Common Stock.
(k)	Regulation S. The Purchaser (i) is not a “U.S. person” (as defined in Rule 902(k) of Regulation S (“Reg S”) under the Securities Act) and is not acquiring the Shares for the account or benefit of any U.S. person, (ii) has its principal address outside the United States, (iii) was located outside the United States at the time any offer to buy the Shares was made to the Purchaser and at the time that the Purchaser executed and entered into this Agreement, (iv) is not acquiring, and has not entered into any discussions regarding the offer or the sale of the Shares while the Purchaser was in the United States or any of its territories or possessions, (v) has not and will not engage in any “directed selling efforts”, as such term is defined in Reg S, with respect to the Shares, and (vi) will not offer or re-sell the Shares, except in compliance with Reg S.

(l)	Offering of the Shares. To the Purchaser’s actual knowledge, no controlling shareholder, partner or management official of the Purchaser or any Affiliate of the Purchaser is directly or indirectly acquiring Common Stock in connection with the transactions contemplated by this Agreement, the Rights Offering, the Subsequent Offering or otherwise.
(m)	Sufficient Funds. The Purchaser currently has the ability to obtain and will have obtained prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the Company the amount of the aggregate Purchase Price for the Shares to be purchased pursuant to this Agreement.
ARTICLE IV
COVENANTS
4.1.	Filings; Other Actions
(a)	Each of the Purchaser and the Company will cooperate and consult with the other and use its best efforts to prepare and file as soon as possible all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and to perform covenants contemplated by this Agreement. As soon as practicable following the execution of this Agreement, but in no event later than thirty (30) calendar days from the date of this Agreement, the Purchaser shall seek all governmental and regulatory consents and approvals required for the consummation of the transaction contemplated by this Agreement (the “Regulatory Approvals”), including, without limitation, any approvals required by U.S. federal regulatory and government agencies, including the Korean Financial Services Commission and the Board of Governors of the Federal Reserve System (the “FRB”) and all applicable state bank and other regulatory or government agencies, including the CDFI and CDI. The Purchaser shall provide the Company with the draft applications, other than materials filed in connection therewith under a claim of confidentiality, to the FRB, CDFI and for comment by the Company as soon as practicable (but in no event later than fifteen (15) Business Days from the date of this Agreement) and the Company shall provide its comments as promptly as possible after receiving the draft applications from the Purchaser (but in no event later than three (3) business days from the date of receipt of the draft applications). Each of the Company and the Purchaser shall keep the other party advised as to the status of the Regulatory Approvals. The Purchaser shall use its reasonable best efforts to obtain each such Regulatory Approval as promptly as practicable following the submission or filing thereof. The Company will provide reasonable cooperation and assistance in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Regulatory Approvals).
(b)	As soon as practicable after the execution of this Agreement, the Company shall call a meeting of its stockholders, to vote on proposals (collectively, the “Stockholder Proposals”) to approve (i) the amendment to the Company’s certificate of incorporation to increase the authorized number of common stock to 500 million shares and (ii) the transactions contemplated by this Agreement (including the issuance of the Shares). The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposals (the “Board Recommendation”). In connection with such meeting, the Company shall promptly prepare (and the Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than 30 days following the execution of this Agreement) with the SEC a preliminary proxy statement, shall use its best efforts to solicit proxies for such stockholder approval and shall use its best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance by the SEC. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of the Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Purchaser prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Purchaser with reasonable opportunity to comment thereon. The directors’ recommendation described in this Section 4.1(c) shall be included in the proxy statement filed in connection with obtaining such stockholder approval.

In the event the Company fails to obtain stockholder approval of the Stockholder Proposals at such stockholders’ meeting, the Company shall include a proposal to approve (and, the Board of Directors shall unanimously recommend approval of) such Stockholder Proposal(s) at a subsequent meeting of its stockholders to be held no later than 90 calendar days therefrom. Immediately upon approval of the Stockholder Proposals, the Company shall amend its Certificate of Incorporation to effect the increase in the authorized shares of Common Stock.
(c)	Subject to Section 4.2 hereof, each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement relating to such stockholders’ meeting.
4.2.	Confidentiality.
(a)	Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

(b)	In the event of the termination of this Agreement, each party agrees that it shall not use or disclose, and shall cause its Affiliates not to use or disclose the Information of the other party for any purpose, including the solicitation of customers or business of the other party, for a period of two (2) years.

(c)	Notwithstanding the foregoing, nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, or (ii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (ii) apply).

4.3.	Cash-Out Merger Limitation. The Purchaser agrees that for a period of three years from the Closing Date, that neither it nor any of its Affiliates will, directly or indirectly, effect a “cash-out merger” or other similar transaction, unless (i) (A) no less than a majority of the Disinterested Directors of the Company (as defined in the Company’s Certificate of Incorporation or Bylaws) approve the terms of such “cash-out merger”, and (B) approval of the “cash-out merger” or other similar transaction is expressly conditioned upon the affirmative vote in favor of such “cash-out merger” or other similar transaction by 66 2/3% of the stockholders entitled to vote thereon, and separately by a majority of the stockholders entitled to vote thereon excluding the vote of Purchaser; or (ii) at the time of such stockholder vote Purchaser owns at least 90% of the outstanding voting shares of the Company.
4.4.	Access to Information. From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article VII, the Company will ensure that upon reasonable notice, the Company and the Company Significant Subsidiaries will afford to the Purchaser and its representatives (including officers and employees of the Purchaser, and its counsel, accountants and other professionals retained by the Purchaser) such access during normal business hours to its books, records, properties and personnel and to such other information as the Purchaser may reasonably request without undue interference to the ordinary conduct of the Company’s business and subject to applicable legal and regulatory restrictions. The Purchaser shall permit the Company and its attorneys, consultants, accountants, lenders, financial advisors and other agents, between the date hereof and the Closing, without undue interference to the ordinary conduct of the Purchaser’s business, to have reasonable access during normal business hours and upon reasonable notice and subject to applicable legal and regulatory restrictions to information relevant or related directly or indirectly to this Agreement and the transactions contemplated hereby, including the satisfaction of the closing conditions set forth in Article VI.
4.5.	Hedging. The Purchaser agrees that, during the six-month period following the Closing, it shall not, directly or indirectly, enter into any hedging agreement, arrangement or transaction the value of which is based upon the value of any securities purchased pursuant to this Agreement, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities).
ARTICLE V
OTHER AGREEMENTS OF THE PARTIES
5.1.	Non-Solicitation.
(a)	From the date hereof and until the earlier of the Closing Date or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries and its officers, directors, employees, agents, advisors, consultants or other representatives (collectively, its “Representatives”) to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal (as defined below); (ii) enter into any agreement or understanding with respect to an Acquisition Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person or entity any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (A) comply with applicable securities laws and regulations, including, without limitation, the Exchange Act (and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer) and (B) prior to the time its stockholders approve the Stockholders Proposals, the Company may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, of the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business if and only to the extent a third party has first made an Acquisition Proposal that is superior to the proposal made by the Purchaser and the Board has determined in good faith after consultation with its financial advisors and legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Notwithstanding the foregoing, the parties hereto acknowledge, and hereby agree that, (i) subject to the terms and conditions of this Agreement, the Rights Offering and Subsequent Offering and any and all action by the Company and its Representatives in connection therewith shall not be subject to this Section 5.1(a) and (ii) if the Purchaser breaches any term or condition of this Agreement in a manner that would reasonably be expected to materially impede or preclude the consummation of the transactions contemplated hereby, the Company shall no longer be bound by the terms and conditions of this Article V.
(b)	The Company will, and will direct its Representatives to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons (other than the Purchaser) with respect to any Acquisition Proposal. The Company shall promptly advise the Purchaser of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal, and provide copies of the same.

(c)	Neither the Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to the Purchaser, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal, (iii) make any public statement inconsistent with the Board Recommendation, or (iv) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). The Company, following receipt of and on account of an Acquisition Proposal that is superior to the proposal made by the Purchaser, may make an Adverse Recommendation Change, but only if the Company determines in good faith, after consultation with outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Nothing contained in this Section 5.01(c) shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company expressly publicly reaffirms its Board Recommendation in such communication.
(d)	“Acquisition Proposal” means any written offer, proposal, or indication of interest from any third party(ies) relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any person, directly or indirectly, of 10% or more of any series of the Common Stock, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any series of the Common Stock, (ii) any direct or indirect merger, acquisition, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, which results in the stockholders of the Company immediately preceding such transaction owning less than 51% of any series of the issued and outstanding voting or equity securities of the Company after the consummation of such transaction, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, or (v) any issuance by the Company, other than the sale of the Shares to the Purchaser, which involves the purchase and sale by any person, directly or indirectly, of 10% or more of any series of the Common Stock at any time. Subject to the terms and conditions of this Agreement, the Rights Offering and Subsequent Offering shall not be deemed to be an Acquisition Proposal.
5.2.	Board of Directors. The Purchaser and the Company agree that upon the Closing (i) the initial Board of Directors upon the Closing shall be comprised of seven (7) directors and (ii) subject to discussions with the appropriate regulatory authorities and compliance with applicable law, the Purchaser shall have the right to nominate five (5) directors (the “Purchaser Nominees”), one of which Purchaser Nominees shall be the CEO/President of the Company. The Purchaser shall provide the Company with the identities of the

Purchaser Nominees at least 20 calendar days before the Closing Date in order to provide the Company with sufficient time to provide its stockholders with the notice required by Exchange Act Rule 14f-1. On the Closing Date, the Company shall cause the resignation of the directors to be identified by the Company prior to the Closing Date (the “Resigning Directors”). Pursuant to Section 223 of the Delaware General Corporate Law and the Company’s bylaws, immediately upon the resignation of the Resigning Directors, the remaining directors shall appoint the Purchaser Nominees to the Board. Such Purchaser Nominees shall serve as directors of the Company until the next annual meeting of the stockholders. So long as the Purchaser holds more than 50% of the then issued and outstanding Common Stock on a fully diluted basis, it shall have the right to nominate two-thirds of the Board (rounded to the nearest whole number); provided, however, that nothing contained herein shall limit the rights of the Purchaser to nominate or vote on the Board of Directors pursuant to applicable law. Subject to legal and governance requirements regarding service as directors of the Company, the Board will recommend to its stockholders the election of the Purchaser Nominees. Upon the death, resignation, retirement, disqualification or removal from office of any Purchaser Nominee, the Purchaser shall have right to designate a replacement, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company. The Purchaser shall have the same proportional representation on any committee or subcommittee of the Board and board of directors of each of the Subsidiaries.
5.3.	Rights Offering and Subsequent Offering. The Company shall, and the Purchaser hereby acknowledges and agrees that the Company intends to conduct the Rights Offering concurrently with or followed by the Subsequent Offering as soon as practical following execution and delivery of this Agreement. The Company and Purchaser hereby agree that, in the aggregate, no more than US $120 million will be raised from investors other than the Purchaser (the “Other Investors”) pursuant to the Rights Offering and the Subsequent Offering. The Rights Offering shall involve the offer of the right to acquire shares of Common Stock to Other Investors that are existing stockholders of the Company as of a record date set by the Board and the Subsequent Offering shall involve a registered public offer and sale of shares of Common Stock to the Other Investors. The price per share of Common Stock offered and sold to investors in the Rights Offering and the Subsequent Offering shall not be less than the Per Share Price. The Purchaser shall have the option, at its sole discretion, to purchase up to an additional US $30 million of shares of Common Stock at the Per Share Price in accordance with the terms of this Agreement.
5.4.	Restrictions on Sale and Purchase. In connection with the Subsequent Offering, the Company may offer and sell up to 4.9% of the shares of Common Stock (on a fully-diluted basis, taking into account the Rights Offering and the Subsequent Offering) to any single investor or group of investors acting together, other than the Purchaser. To the extent the Company desires to offer and sell more than 4.9% of the shares of Common Stock (on a fully-diluted basis, taking into account the Rights Offering and the

Subsequent Offering) to any single investor or group of investors acting together (other than the Purchaser), it shall consult with the Purchaser. Notwithstanding the foregoing, in no event shall the Company be permitted to offer and sell more than 9.9% of the shares of Common Stock at any given time to any single investor or group of investor acting together (other than the Purchaser) without the prior written consent of the Purchaser.
5.5.	Key Employees. The Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their respective commercially reasonable efforts to, continue to employ the executive officers of the Company and its Subsidiaries after the Closing.
5.6.	Transfer Restrictions and Legend.
(a)	The Purchaser agrees that all certificates or other instruments representing the Shares subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, OFFERED, SOLD OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO U.S. PERSONS, EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT AND HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE CONDUCTED IN COMPLIANCE WITH THE SECURITIES ACT.”

(b)	The Purchaser acknowledges that the Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other law of the United States and may not be sold except as follows. The Purchaser agrees that, if in the future it decides to offer, resell, pledge or otherwise transfer the Shares, prior to the date that is one year after the later of the Closing and the last date on which the Company or any Affiliate of the Company (or any predecessor thereto) was the owner of such Shares (the “Distribution Compliance Period”), such Shares may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of Reg S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. The foregoing restrictions on resale will not apply following the expiration of the Distribution Compliance Period. The Purchaser understands that the Transfer Agent for the Shares will not accept for registration of transfer any Shares, except upon presentation of evidence reasonably satisfactory to the Company and the Transfer Agent that the foregoing restrictions on transfer have been complied with. The Purchaser acknowledges that the Company reserves the right, prior to any offer, sale or other transfer of the Shares prior to the Distribution Compliance Period, to require the delivery of an opinion of counsel, certifications and/or other information reasonably satisfactory to the Company in order to ensure compliance with the transfer restrictions imposed by Reg S during the Distribution Compliance Period. The Purchaser agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Purchaser further understands that any certificates representing Shares acquired by the Purchaser will bear a legend reflecting the substance of this paragraph.
(c)	Upon request of the Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any Shares to be so transferred.
5.7.	SEC Filings. In connection with the offer and sale of the Shares, the Company agrees to make any filings or submit any documents as may be required under the Securities Act and the Exchange Act and the relevant “blue sky” laws.

5.8.	No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser.

5.9.	Conduct of Business. From the date hereof until the Closing Date, the Company shall conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the ordinary course of business and shall use, and shall cause its Subsidiaries to preserve their respective present business organizations, operations, goodwill and relationships with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), except as expressly permitted or required by this Agreement or as may be required by any Governmental Entity, the Company shall not or permit any of its Subsidiaries to do the following:

(a)	declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)	(i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, or, except pursuant to the Rights Offering, grant any Person any right to acquire any shares of the capital stock of the Company; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien (other than Permitted Liens) on, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of the Common Stock in the Subsequent Offering upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, and in accordance with their present terms;

(c)	amend its certificate of incorporation, by-laws or other similar governing documents, or, except as provided in this Agreement, enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination with or involving any other Person, or a letter of intent or agreement in principle with respect thereto;

(d)	except for loans or commitments for loans that have previously been approved by the Company prior to the date of this Agreement, (i) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business and with a principal balance of US $2,000,000 or less, (ii) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of US $1,000,000, (iii) incur any indebtedness for borrowed money other than deposit liabilities, Federal Home Loan Bank advances and the FRB federal discount window and reverse repurchase agreements, in each case, entered into in the ordinary course of business consistent with past practice and with a final maturity of one year or less, or (iv) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any Person (other than the endorsement of checks and other negotiable instruments in the normal process of collection, the issuance of standby letters of credit and trade letters of credit and reimbursement of any of its Subsidiaries’ operating expenses, including, but not limited to, tax payments and expenses related to the Transaction);

(e)	change its methods of accounting in effect at December 31, 2009 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(f)	except for contractual obligations existing on the date hereof as set forth in Schedule 3.3(r), or in the case of non-executive officers and other employees, for increases in salary or wages in the ordinary course of business, or for payments pursuant to the Company’s severance and retention plans as set forth in Schedule 3.3(r): (i) increase the compensation or benefits of any present or former director, officer or employee of the Company, (ii) establish, adopt, enter into, amend or terminate any company employment benefit plan, except as required by applicable law or as required to maintain qualification pursuant to the Code, or (iii) grant any equity or equity based awards;

(g)	except for any sale, disposition or other transfer of certain real estate owned having a value of US $1,000,000 or less, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain any of its assets, properties or other rights or agreements material to the business of the Company and its Subsidiaries, except (i) sales of loans and investment securities in the ordinary course of business, or (ii) pledges of assets to secure public deposits accepted in the ordinary course of business;

(h)	enter into, create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any contract agreement or lease to which the Company is a party or by which the Company or its properties is bound that calls for aggregate annual payments of US $1,000,000 or more; or make any material change in any of such contracts, agreements or leases, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date without material changes to the terms thereof;

(i)	except pursuant to agreements or arrangements in effect on the date hereof and previously provided to the Purchaser, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors, except for and transactions in the ordinary course of business based on criteria applied to and on substantially same terms as those offered to other customers of the Company and its Subsidiaries;

(j)	other than in the ordinary course of business or as required by applicable law, (i) make any material Tax election, (ii) file any amended Tax return with respect to any material Tax, (iii) change any annual Tax accounting period, (iv) enter into any closing agreement relating to any material Tax or (v) surrender any right to claim a material Tax refund;
(k)	pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, involving monetary damages in excess of US $1,000,000, other than the payment, discharge, settlement, compromise or satisfaction (i) in the ordinary course of business, (ii) with respect to the litigation disclosed in Schedule 3.3(o), or (iii) in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) in the SEC Reports filed prior to the date hereof, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting in any material manner its business or operations; and

(l)	authorize, commit or agree to do any of the foregoing actions.
5.10.	Indemnification.
(a)	Indemnification of Purchaser. The Company will indemnify and hold the Purchaser and its directors, officers, stockholders, members, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur (collectively “Losses”) as a result of any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement. The Company will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that Losses are attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement.

(b)	Conduct of Indemnification Proceedings. Promptly after receipt by any Purchaser Party of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section

5.10(a), such Purchaser Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses in connection therewith; provided, however, that the failure of any Purchaser Party so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, the Purchaser Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party unless: (i) the Company and the Purchaser Party shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Purchaser Party in such proceeding; or (iii) in the reasonable judgment of counsel to such Purchaser Party, representation of both parties by the same counsel would be inappropriate due to actual and material differing interests between them, in which case the Company shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions. The Company shall not be liable for any settlement of any proceeding affected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Purchaser Party, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Party is or could have been a party and indemnity could have been sought hereunder by such Purchaser Party, unless such settlement includes an unconditional release of such Purchaser Party from all liability arising out of such proceeding. If the Company assumes the defense of any claim, all Purchaser Parties seeking indemnification hereunder shall use their reasonable commercial efforts to deliver to the Company copies of all notices and documents (including court papers) received by the Company relating to the claim, and any Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim.

(c)	The Company shall not be required to indemnify any Purchaser Party pursuant to Section 5.10(a) with respect to any claim for indemnification for breach of representations and warranties provided in Section 3.3 unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 5.10(a) exceed $1,000,000 (the “Threshold Amount”); provided, however, in the event such Losses exceed the Threshold Amount, the Company shall be responsible for the full amount of such Losses. Notwithstanding the foregoing, the cumulative indemnification obligation of the Company to the Purchaser and all of the Purchaser Parties for inaccuracies in or breaches of representations, warranties, covenants and agreements set forth in this Agreement, shall in no event exceed the Purchase Price.

(d)	Any claim for indemnification brought pursuant to this Section 5.10 for breach of any representation or warranty can only be brought on or prior to the first anniversary of the Closing Date (except that (i) claims for any breach of Sections 3.3(l), (r) and (y) may be brought after the Closing Date and prior to the 60th day after the expiration of the applicable periods of statute of limitations) and (iii) claims for any breach of Sections 3.3(a)(i), (b)(i) and (g) may be brought at any time after the Closing; provided that, where applicable, if a notice of a claim for indemnification pursuant to this Section 5.10 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim shall have been finally resolved.

(e)	In the event of any transfer of the Shares to a third party (which for the avoidance of doubt shall not include any Affiliate of the Purchaser), the Company shall have no obligations under this Section 5.10 to the transferee. The indemnity provided for in this Section 5.10 shall be the sole and exclusive monetary remedy of Purchaser Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud in connection with the transactions contemplated hereby.

(f)	Any indemnification payments pursuant to this Section 5.10 shall be treated as an adjustment to the Purchase Price for the Shares for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
6.1.	Conditions Precedent to the Obligations of the Purchaser to Purchase Shares. The obligation of the Purchaser to acquire Shares at the Closing is subject to the fulfillment to the Purchaser’s reasonable satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:
(a)	Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)	Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date.

(c)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Entity of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(d)	Consents. The Company and the Purchaser shall have obtained in a timely fashion any and all consents, permits, approvals (including the Company stockholders’ approval of the Stockholders Proposals), registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(e)	Regulatory Approvals. The Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated.

(f)	Suspensions of Trading. The Common Stock (i) shall be designated for listing on the Principal Trading Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Trading Market from trading on the Principal Trading Market.

(g)	Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(h)	Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of Closing Date, and signed by its Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections (a) and (b) in the form attached hereto as Exhibit C.

(i)	No Material Adverse Effect. No Effect shall have occurred that has had or would reasonably be expected to result in a Material Adverse Effect.

(j)	Termination. This Agreement shall not have been terminated in accordance with Section 7.1 herein.
6.2.	Conditions Precedent to the Obligations of the Company to sell Shares. The Company’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment to the reasonable satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:
(a)	Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or standard contained in any such warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

(b)	Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(c)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Entity of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(d)	Consents. The Company and the Purchaser shall have obtained in a timely fashion any and all consents, permits, approvals (including the Company stockholders’ approval of the Stockholders Proposals), registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(e)	Regulatory Approvals. The Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods applicable to the transactions contemplated hereby shall have expired or terminated..

(f)	Purchaser Deliverables. The Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(g)	Termination. This Agreement shall not have been terminated in accordance with Section 7.1 herein.
ARTICLE VII
TERMINATION

7.1.	Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing, as follows, and in no other manner:
(a)	By the mutual agreement of the Company and the Purchaser;

(b)	By either the Company or the Purchaser if the conditions precedent to such party’s obligations to close specified in Article VI hereof have not been met or waived by the Outside Date, provided that a party shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b), if the failure of the Closing to occur by such date shall be due to the failure to perform or observe the covenants or agreements of such party set forth herein by the party seeking to terminate this Agreement;

(c)	By the Purchaser, if the Company shall have breached its obligations under Section 5.1(a);

(d)	By the Company, to enter into an Acquisition Proposal.

(e)	By the Company or the Purchaser (i) upon being advised in writing by a Governmental Entity (or in the case of the Company, the Purchaser) that any of the Regulatory Approvals will not be granted or obtained on or prior to the Outside Date, (ii) upon receipt of written notice that any Regulatory Approval has been denied, or (iii) if the Purchaser has been requested to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated

(f)	By the Purchaser if the Board of Directors of the Company (i) shall have made an Adverse Recommendation Change which, has not subsequently been withdrawn, (ii) shall have failed to make the Board Recommendation referred to in Section 4.1(c) hereof, withdrawn such recommendation or modified or changed such recommendation in a manner such that it would constitute an Adverse Recommendation Change, or (iii) shall have breached its obligations under Section 4.1(c) hereof by failing to call, give notice of, convene and hold a meeting of its stockholders to vote on the Stockholder Proposals;

(g)	By the Company or the Purchaser, if the Company stockholders’ approval of the Stockholder Proposals has not been obtained on or prior to the Outside Date.

(h)	By the Company or the Purchaser, upon written notice to the other party, in the event a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any federal, state, or local law, constitution, ordinance, code, rule of common law, regulation, statute or treaty or order, permanent injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award, which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or materially alters the terms of this Agreement.
For the purposes of this Agreement, the term “Outside Date” shall mean July 31, 2010; provided, however, that such date shall be extended for sixty (60) days (i) if the Company fails to obtain the stockholders approval of the Stockholders Proposals by July 31, 2010 and both parties believe in good faith that the stockholders approval will be secured by September 30, 2010, or (ii) if the Purchaser fails to obtain the Regulatory Approvals by July 31, 2010 and the Purchaser notifies the Company in writing that it believes in good faith that it can secure the Regulatory Approvals by September 30, 2010.
7.2	Termination Fee. The Company shall pay the Purchaser an amount equal to five percent of the Purchase Price (the “Termination Fee”) no later than two (2) Business Days following the events described below, by wire transfer of immediately available funds to an account specified by the Purchaser in writing to the Company if:
     (i) the Purchaser terminates this Agreement pursuant to Section 7.1(c) and the Company shall have entered into an agreement with respect to an Acquisition Proposal within twelve months from the date of such termination;
     (ii) the Company terminates this Agreement pursuant to Section 7.1(d); or
     (iii) the Purchaser terminates the Agreement pursuant to Section 7.1(f) and the Company shall have entered into an agreement with respect to an Acquisition Proposal within twelve months from the date of such termination.
7.3	Notice of Termination. The power of termination provided for by Section 7.1 hereof may be exercised only by a notice given in writing, as provided in Section 8.3 of this Agreement.

7.4	Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned, either party will not have any liability or further obligation under this Agreement (other than pursuant to Sections 7.2); provided, however, that any termination of this Agreement will not relieve a party from liability for any breach by it of this Agreement prior to the date of the termination.
ARTICLE VIII
MISCELLANEOUS
8.1.	Fees and Expenses. The Company and the Purchaser shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Purchaser.

8.2.	Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Exhibits and Schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement.
8.3.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:00 p.m., Los Angeles, California time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., Los Angeles, California time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Hanmi Financial Corporation 3660 Wilshire Boulevard Penthouse A Los Angeles, California 90010 Telephone No.: (213) 427-5631 Facsimile No.: (213) 384-0990 Attention: Chairman of the Board of Directors

With a copy to:	Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064 Attn: Gordon M. Bava, Esq. & Mark J. Kelson, Esq. Facsimile: (310) 312-4224

If to a Purchaser:	Woori Finance Holdings Co. Ltd. 203, Hoehyeon-dong 1-ga, Jung-gu Seoul 100-792 Telephone No.: (822) 2125-2222 Facsimile No.: (822) 2125-2291 Attention: Mr. Ki Hwa Jung

With a copy to:	Kim & Chang Seyang Building 223 Naeja-dong. Jongno-gu, Seoul 110-720 Telephone No.: +82-2-3703-1283 Facsimile No.: +82-2-737-9091 Attention: Nelson K. Ahn, Esq. & Edward T. Kim, Esq.
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
8.4.	Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.5.	Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

8.6.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company or the Purchaser without the prior written consent of the other party.

8.7.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.8.	Governing Law; Jurisdiction; and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition or enforcement of any judgment in respect of this Agreement shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware. Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof or thereof, may not be not enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of process out of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to its address set forth in Section 7.7 of this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.
8.9.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

8.10.	Survival Each of the representations and warranties set forth in this Agreement shall survive until the date that is the first anniversary of the Closing (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided, that the representations and warranties set forth in Sections 3.3(l), (r) and (y) shall survive until the 60th day after the expiration of the applicable periods of statute of limitations and the representations and warranties set forth in Sections 3.3(a)(i), (b)(i) and (g) shall survive indefinitely. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

8.11.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a

”.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
8.12.	Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.13.	Specific Performance. The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate this Agreement subject to the terms of this Agreement) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware. Any requirements for the securing or posting of any bond with respect to any such remedy is hereby waived. The foregoing is in addition to any other remedy to which any party is entitled to at law, in equity or otherwise. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) business days or (y) such other time period established by the Delaware court presiding over such action.

8.14.	Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to this Agreement or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.15.	Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) this Agreement, whenever any Purchaser exercises a right, election, demand or option under this Agreement and the

Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
8.16.	Public Announcements. Subject to each party’s disclosure obligations imposed by law each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and the transactions contemplated by this Agreement, and no party hereto will make any such new release or public disclosure without first consulting with the other party hereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WOORI FINANCE HOLDINGS CO. LTD.
By:	/s/ Pal-Seung Lee
Pal-Seung Lee
Chairman and Chief Executive Officer

HANMI FINANCIAL CORPORATION
By:	/s/ Joseph K. Rho
Joseph K. Rho
Chairman of the Board